Exhibit 97.1
NeueHealth, Inc.
Policies and Procedures

Incentive Compensation Clawback Policy

I.OVERVIEW
NeueHealth, Inc. (the “Company”) has adopted this Incentive Compensation Clawback Policy (the “Policy”) in order to help ensure that Incentive Compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets.

II.COMPENSATION AND HUMAN CAPITAL COMMITTEE
The Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall have full authority to interpret and enforce the Policy in accordance with its business judgment, except with regard to matters specifically reserved for Board approval by applicable law or by the Company’s governance documents.

III.COVERED EMPLOYEES
The Policy applies to all current and former “officers” (as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company, including at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K, and any other current and former employee of the Company and its subsidiaries designated by the Board or the Committee from time to time by notice to the employee (collectively, the “Covered Employees”).

This Policy covers Incentive Compensation received by a person after beginning service as a Covered Employee and who served as a Covered Employee at any time during the performance period for that Incentive Compensation.

This Policy shall be binding upon and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives.

IV.CLAWBACK IN EVENT OF ACCOUNTING RESTATEMENT
In the event of an Accounting Restatement, the Company will recover reasonably promptly any Overpayment received by any Covered Employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act and applicable listing standards. Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

a.Definition of Accounting Restatement.

For the purposes of this Policy, an “Accounting Restatement” means the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period).

The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable Securities and Exchange Commission (“SEC”) and national securities exchange rules and regulations.

An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

b.Definition of Incentive Compensation.

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, for example, bonuses or awards under the Company’s short and long-term incentive plans, grants and awards under the Company’s equity incentive plans, and contributions of such bonuses or awards to the Company’s deferred compensation plans or other employee benefit plans. Incentive Compensation does not include awards which are granted, earned and vested without regard to attainment of Financial Reporting Measures, such as certain time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures.

c.Definition of Financial Reporting Measures.

“Financial Reporting Measures” are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures. For the avoidance of doubt, Financial Reporting Measures include stock price and total shareholder return. A measure need not be presented within the financial statements or included in a filing with the SEC to constitute a Financial Reporting Measure for purposes of this Policy.

V.CALCULATION OF OVERPAYMENT
The amount(s) to be recovered from the Covered Employee will be the amount(s) by which the Covered Employee’s Incentive Compensation for the relevant period(s) exceeded the amount(s) that the Covered Employee otherwise would have received had such Incentive Compensation been determined based on the restated amounts contained in the Accounting Restatement (the “Overpayment”). All amounts shall be computed without regard to taxes paid.

For Incentive Compensation based on Financial Reporting Measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such Financial Reporting Measure upon which the Incentive Compensation was received. The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable national securities exchange.

VI.FORMS OF RECOVERY
The Committee shall determine, in its sole discretion, the method(s) for recovering reasonably promptly an Overpayment. For example, the Company shall have the right to demand that the Covered Employee pay the Company for, or forfeit, any Overpayment paid or awarded as a result of an Accounting Restatement. The Committee may also determine to reduce, cancel, or cause the forfeiture of any compensation otherwise due to recover the Overpayment, provided, that, any reduction, cancellation, or forfeiture of any compensation shall be in done in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended.

To the extent the Covered Employee refuses to pay to the Company an amount equal to the Overpayment, the Company shall have the right to sue for repayment and/or enforce the Covered Employee’s obligation to make payment through the reduction or cancellation of outstanding and future compensation. Without limiting the Company’s rights, to the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding equity-based awards with a value equivalent to the Overpayment, as determined by the Committee.

VII. IMPRACTICALITY
The Company shall recover any excess Incentive Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Committee or Board has determined that such recovery would be impracticable, all in accordance with Rule 10D-1 of the Exchange Act and the rules adopted by the NYSE.

VIII. NO INDEMNIFICATION
Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Covered Employees against the loss of any erroneously awarded Incentive Compensation.

IV. COMMITTEE DETERMINATION FINAL
Any determination by the Committee (or by any Officer of the Company to whom enforcement authority has been delegated) with respect to the Policy shall be final, conclusive and binding on all interested parties. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.

X. EFFECTIVE DATE
The effective date of this Policy, as amended, is October 27, 2023 (the “Effective Date”). This Policy applies to Incentive Compensation received by Covered Employees on or after the Effective Date that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. Without limiting the scope or effectiveness of this Policy, Incentive Compensation granted or received by Covered Employees prior to the Effective Date remains subject to the Company’s prior Incentive Compensation Clawback Policies. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan or program that the Company establishes or maintains.

XI. AMENDMENT
The Policy may be amended by the Board from time to time, and the Board shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange and to comply with any rules adopted by the NYSE.

VII. ENFORCEMENT AND NON-EXCLUSIVITY
The Committee intends that this Policy will be applied to the fullest extent of the law.2 The Committee may require that any employment agreement or similar agreement relating to Incentive Compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Policy. Nothing in the Policy shall be viewed as limiting the right of the Company or the Committee to pursue recoupment under or as required by the Company’s plans, awards and employment agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 10D of the Exchange Act, or Section 304 of the Sarbanes-Oxley Act of 2002), or stock exchange listing requirement (and any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement).